EXHIBIT 99.1

ASHFORD INC.
FOURTH QUARTER CONFERENCE CALL
February 24, 2017, 11:00 am CT

Participant 1:
Hey, guys, good morning. Couple of things I wanted to touch on. First of all, with regards to the Remington transaction, I’m assuming things haven’t progressed anyway since we last spoke in November. You guys are still just awaiting the same private letter ruling you were awaiting before and there’s no update on timeline or any expectations. Is that a safe assumption, or have things changed a little bit since November?

Rob Hays:
No, Ryan, that’s a safe assumption. We’re still in status quo but, like I said, we’re making it clear that we’re going to continue to move forward with some of these acquisitions and we’re not going to allow that private letter ruling to delay what we see are some accretive initiation opportunities. But yeah, fundamentally, we’re in a similar position as we were in last quarter.

Participant 1:	And at what point do you decide to just scrap the Remington transaction saying it’s not going to work?
Rob Hays:	Well, eventually we’ll get to a position where we’ll have to choose between certain transactions and that deal. Yeah, we’re not there yet, but it will have to be a decision we make when we get there.
Participant 1:	Got you. So until you have an alternative you’re going to continue to move forward in Remington, obviously, given its an affiliated party is willing to be patient as well.
Rob Hays:	That’s right.
Participant 1:
Okay, that’s helpful.

And the second question I had was, with regard to the FelCor transaction, can you just help us understand how you guys came to the Ashford Inc. contribution component? It looks like it’s about 20% of Ashford Inc.’s float being issued to FelCor or somewhere in the ballpark at a pretty substantial value based on where Ashford Inc. share - price is today. How did you get - how did you kind of underwrite that, and how did you get comfortable with the right amount of equity distribution coupled with the actual value of that equity for the increased fees you’re going to get? What types of returns were you targeting? Help us understand that dynamic.

Rob Hays:	Well, Ashford Inc. and their independent directors weren’t involved in the decision of how much equity from Trust would be distributed, and that’s a choice for Ashford Trust and their directors.
Participant 1:	Well, right. I’m referring to the Ashford Inc. shares.
Rob Hays:	Ashford - well, the Ashford Inc. shares would be distributed from Ashford Trust; that’s an Ashford Trust decision.
Participant 1:	Oh, so those are shares not being paid by Ashford Inc., but paid by Ashford Trust.
Rob Hays:	Right, those are - that’s right.
Participant 1:	So, your share count doesn’t go up, got you.
Rob Hays:	Correct. So as of right now -
Participant 1:	Okay.
Rob Hays:	Ashford Trust owns 30% of Ashford Inc., and those will be a distribution. Instead of maintaining those within the platform.
Participant 1:	Wonderful.
Rob Hays:	It would move Ashford Trust from 30% ownership to 10%, and so that’s right.
Participant 1:	Okay, I understand now. They are secondary shares, not primary shares. I was thinking they were primary shares from you guys. Okay, no that’s helpful.

Rob Hays:
That’s right. But there was a decision from the Ashford Inc. - the independent directors to be willing to contribute certain warrants that further align the FelCor shareholders with the advisor, Ashford Inc., as well as the willingness to accept one of their board members, and obviously the willingness to sign this guarantee, this $18 million operational G&A synergy. So, those were decisions - agreements that our Board made, and we feel very strongly that they help align the deal and support the transaction.

Participant 1:	And the warrants are at $100 strike price if I recall?
Rob Hays:	Right, $100 strike price and a five-year term from the closing of the transaction.
Participant 1:	Yeah, I think all the Ashford Inc. shareholders will be very happy if those warrants were able to be executed, so…
Rob Hays:
And that’s the alignment, Ryan. I mean that’s our - that’s the argument. Anything that we can do to help align us - FelCor shareholders with the advisor is a good thing. That’s the principal that we’ve held in prime and in trust and it’s something that as we roll in, hopefully, the FelCor platform would be the same. And given that, post‑transaction, trust would still own directly 10% of - 10% of Ashford Inc. and FelCor shareholders would own a majority of the pro forma platform, at the end of the day, FelCor shareholders would own approximately 25‑26% of Ashford Inc. posing the transaction. So, we think that is very, very strong alignment, in addition to the warrant.

Participant 1:
No, that makes sense.

And the last question I had was, you talked -obviously, you talked about a lot about OpenKey, you talked about the fact that you pursue - you’re looking in the other opportunities similar to OpenKey. At what point do you guys decide you want to go out and raise capital to fund these acquisitions as opposed to using Ashford Inc. dollars to fund these acquisitions? I think we always thought that at some point, you know, Ashford Inc. would be buying these types of companies in some type of private equity fund as opposed to on balance sheet. Are you close to that level, are you not close to that level, or is acquisition too small to warrant it? Help us understand how we should frame that.

Jeremy Welter:
Yeah, the acquisition we’re actually - one that we’re looking at is a small acquisition, but we still have enough cash on hand to fund it. Some of these we’re looking at, you know, potentially where the sellers would still retain some equity, a minority position, so it’s not a full 100% ownership stake, and we’re willing to put some leverage on some of these investments to lower the cash purchase price that’s required from Ashford Inc. But I think as we kind of evaluate it, I think, that if we find a great deal, and it makes sense to fund it with issuing new equity, I think we’re always open to that, but we don’t see that with what we’re currently looking at today.

Rob Hays:
Right. And Ryan, I think if we find that the flow of deals is one where a private fund structure makes sense, we’re definitely open to that. Right now, the deals that we’re seeing are relatively small or very accretive small tuck ins, but as other opportunities grow and we continue to grow the platform, it’s always possible.

Participant 1:	Alright, that’s helpful, thanks guys.
Rob Hays:	Thanks, Ryan.
END

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